Exhibit 10.8

AMENDMENT TO THE LANDSTAR SYSTEM, INC.

2011 EQUITY INCENTIVE PLAN

This amendment (this “Amendment”) to the Landstar System, Inc. 2011 Equity Incentive Plan (the “Plan”), is hereby adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Landstar System Inc. (the “Company”).

WHEREAS, the Company maintains the Plan to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance;

WHEREAS, the Committee has determined that it is in the best interests of the Company to amend the definition of Fair Market Value set forth in Section 2.1(n) of the Plan;

WHEREAS, Section 12 of the Plan authorizes the Committee to amend the Plan;

NOW, THEREFORE, Section 2.1(n) of the Plan is hereby amended and restated in its entirety to read as follows:

“(n) “Fair Market Value” means, on any date, the average of the high sales price and the low sales price of a share of Stock as reported on the National Association of Securities Dealers Automated Quotation/National Market System (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on NASDAQ/NMS (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.”

Except as expressly provided herein, this Amendment is not intended to amend any other provision of the Plan.

IN WITNESS WHEREOF, the Committee has caused this Amendment to be duly executed effective as of December 2, 2015.

LANDSTAR SYSTEM, INC.

By: /s/ David G. Bannister
Name: David G. Bannister
Title: Chairman of the Compensation Committee